Exhibit 4.13

TRUST AGREEMENT

        This TRUST AGREEMENT, dated as of March 19, 2002 (this “Trust Agreement”), among PMA Capital Corporation, a Pennsylvania corporation (the “Sponsor”), State Street Bank and Trust Company, a Massachusetts trust company (the “Trustee”), Christiana Bank & Trust Company, a Delaware banking corporation (the “Delaware Trustee”), and Francis W. McDonnell and Albert D. Ciavardelli, each an individual, as administrative trustees (the “Administrative Trustees,” and together with the Trustee and the Delaware Trustee, the “Trustees”). The Sponsor and the Trustees hereby agree as follows:

        1. The trust created hereby (the “Trust”) shall be known as “PMA Capital Trust II” in which name the Trustees, or the Sponsor to the extent provided herein, may engage in the transactions contemplated hereby, make and execute contracts, and sue and be sued.

        2. The Sponsor hereby assigns, transfers, conveys and sets over to the Trustee the sum of $10. The Trustee hereby acknowledges receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Sponsor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. Section 3801 et seq. (the “Business Trust Act”), and that this document constitutes the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of trust with the Secretary of State of the State of Delaware in accordance with the provisions of the Business Trust Act.

        3. The Sponsor and the Trustees will enter into an amended and restated Trust Agreement, satisfactory to each such party and substantially in the form included as an exhibit to the 1933 Act Registration Statement (as defined below), to provide for the contemplated operation of the Trust created hereby and the issuance of the Preferred Securities and Common Securities referred to therein (collectively, the “Trust Securities”). Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

        4. The Sponsor, as the sponsor of the Trust, is hereby authorized, in its discretion (i) to file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) a registration statement on Form S-3 (the “1933 Act Registration Statement”), including any pre-effective or post-effective amendments thereto (including the prospectus, prospectus supplements and the exhibits contained therein), and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended (the “1933 Act”), relating to the registration under the 1933 Act of the Preferred Securities of the Trust and certain other securities and (b) a Registration Statement on Form 8-A (the “1934 Act Registration Statement”), including any pre-effective and post-effective amendments thereto, relating to the registration of the Preferred Securities of the Trust under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended; (ii) to file with the New York Securities Exchange or any other national stock exchange or The Nasdaq National Market (each, an “Exchange”) and execute on behalf of the Trust one or more listing applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Preferred Securities to be listed on any of the Exchanges; (iii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Preferred Securities under the securities or blue sky laws of such jurisdictions as the Sponsor on behalf of the Trust, may deem necessary or desirable; and (iv) to execute, deliver and perform on behalf of the Trust that certain Underwriting Agreement relating to the Preferred Securities, among the Trust, the Sponsor and the several Underwriters named therein, substantially in the form included as an exhibit to the 1933 Act Registration Statement. In the event that any filing referred to in clauses (i), (ii) and (iii) above is required by the rules and regulations of the Commission, an Exchange or state securities or blue sky laws, to be executed on behalf of the Trust by any of the Trustees, each of the Administrative Trustees, in their capacity as a trustee of the Trust, is hereby authorized and directed to join in any such filing and to execute on behalf of the Trust any and all of the foregoing, it being understood that neither the Trustee nor the Delaware Trustee shall be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of the Commission, an Exchange or state securities or blue sky laws. In connection with the filings referred to above, including the immediately preceding sentence, the Sponsor and the Trustees, solely as Trustees and not in their individual capacities, hereby constitute and appoint Francis W. McDonnell and Albert D. Ciavardelli and each of them, as its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the Sponsor or such Trustee or in the Sponsor’s or such Trustee’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the 1933 Act Registration Statement (and any registration statement filed pursuant to Rule 462 promulgated pursuant to the 1933 Act) and the 1934 Act Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, any Exchange and administrators of state securities or blue sky laws, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the Sponsor or such Trustee might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their respective substitute or substitutes, shall do or cause to be done by virtue hereof.

        5. (a) The Trustees and their officers, directors, agents, shareholders, members, partners, employees, representatives, nominees, custodians and servants (collectively, the “Fiduciary Indemnified Persons”) shall not be liable, responsible or accountable in damages or otherwise to the Trust, the Sponsor, the Trustees or any holder of the Trust Securities (the Trust, the Sponsor and any holder of the Trust Securities being a “Covered Person”) for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Fiduciary Indemnified Persons in good faith on behalf of the Trust and in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the

Fiduciary Indemnified Persons by this Trust Agreement or by law, except that the Fiduciary Indemnified Persons shall be liable for any such loss, damage or claim incurred by reason of the Fiduciary Indemnified Person’s gross negligence or willful misconduct with respect to such acts or omissions.

               (b) The Fiduciary Indemnified Persons shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Fiduciary Indemnified Persons reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to holders of Trust Securities might properly be paid.

               (c) The Sponsor agrees, to the fullest extent permitted by applicable law, (i) to indemnify and hold harmless each Fiduciary Indemnified Person from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by the Fiduciary Indemnified Persons by reason of the creation, operation or termination of the Trust in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Trust Agreement of Trust, except that no Fiduciary Indemnified Persons shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Fiduciary Indemnified Persons by reason of gross negligence or willful misconduct with respect to such acts or omissions, and (ii) to advance expenses (including legal fees) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Fiduciary Indemnified Persons to repay such amount if it shall be determined that such Fiduciary Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection.

               (d) The provisions of Section 5 shall survive the termination of this Trust Agreement or the earlier resignation or removal of the Fiduciary Indemnified Persons.

        6. This Trust Agreement may be executed in one or more counterparts.

        7. The number of Trustees initially shall be four (4) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Sponsor which may increase or decrease the number of Trustees; provided, however, that to the extent required by the Business Trust Act, one Trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable Delaware law. Subject to the foregoing, the Sponsor is entitled to appoint or remove without cause any Trustee at any time. The Trustees may resign upon 30 days’prior notice to the Sponsor; provided, however, that no resignation of the Delaware Trustee shall be effective until a successor Delaware Trustee has been appointed by the Administrative Trustees and has accepted such appointment by an instrument executed by such successor Delaware Trustee and delivered to the Administrative Trustees, the Trustee, the Depositor and Christiana Bank &Trust Company. In the event a successor Delaware Trustee is not appointed within thirty (30) days of giving notice of resignation, the Delaware Trustee shall have a right to petition a court of competent jurisdiction to appoint a successor Delaware Trustee at the cost of the Trust.

        8. This Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

        9. The Trust may terminate without issuing any Trust Securities at the election of the Sponsor.

        IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

PMA CAPITAL CORPORATION, as Sponsor

By:	/s/ Albert D. Ciavardelli
Name:	Albert D. Ciavardelli
Title:	Vice President – Finance

STATE STREET BANK AND TRUST COMPANY, as Trustee

By:	/s/ Michael M. Hopkins
Name:	Michael M. Hopkins
Title:	Vice President

CHRISTIANA BANK & TRUST COMPANY, as Delaware Trustee

By:	/s/ Louis W. Geibel
Name:	Louis W. Geibel
Title:	Vice President

/s/ Albert D. Ciavardelli

ALBERT D. CIAVARDELLI, as Administrative Trustee

/s/ Francis W. McDonnell

FRANCIS W. MCDONNELL, as Administrative Trustee